Kraftfoods Underwriting Syndicate Members


ABN AMRO Incorporated
BNP Paribas
Credit Suisse Securities (USA) LLC
Goldman, Sachs & Co.
HSBC
J.P. Morgan Securities Inc.
Lehman Brothers Inc.
M.R. Beal & Company
Piper Jaffray
Siebert Capital Markets
Societe Generale
UBS Investment Bank
Wachovia Securities